UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2008

EQUITY MEDIA HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51418	20-2763411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Shackleford Drive, Suite 400 Little Rock, Arkansas	72211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 219-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 18, 2008, Jacob J. Barker and Paul Brissette were appointed by the sitting board of directors of the Company as additional members of the Company’s board of directors. Each of Messrs. Barker and Brissette are deemed “independent” in accordance with the Nasdaq definition of “independence”. Giving effect to their appointment, the board of directors of the Company is comprised of the following members in the designated classes:

Class A -- John Oxendine, Manuel Kadre, Mike Pierce, each of whom serves until the next annual stockholders meeting;

Class B -- Robert Farenhem, Larry Morton, Paul Brissette, each of whom serves until the annual stockholders meeting immediately following the stockholders meeting at which the Class A directors are elected; and

Class C - Richard Rochon, Robert Becker and Jacob J. Barker, each of whom serves until the annual stockholders meeting immediately following the stockholders meeting at which the Class B directors are elected.

Jacob J. Barker founded Barker Capital, LLC in 2002. Barker Capital focuses on both principal investments and investment banking services for media companies in the lower middle market.  To date, Barker Capital’s investment banking activities have included advising clients on acquisitions, balance sheet restructuring, private equity and senior debt formation in transactions totaling $215 million.    In 2004, the firm launched BC Media Funding Company to originate senior secured loans to media companies.  Mr. Barker began his career as a high yield analyst for Fidelity Management & Research where one of his focus areas was media.  Prior to founding Barker Capital, Mr. Barker was the senior high yield media analyst for Toronto Dominion (“TD”) Securities.  He also worked in a similar capacity for NationsBank Montgomery Securities (a predecessor or Bank of America Securities).  While at TD, Mr. Barker extended the scope of his credit research to include syndicated bank loans. Mr. Barker earned a Bachelor of Arts degree in history from Tufts University.

Paul Brissette has served as Chairman of the Board, President and CEO of Piedmont Television Corporation since January 2002. For over 50 years, Mr. Brissette has served as an investor, owner and operator of various television stations across the United States. Mr. Brissette entered the television business with WWLP-TV in 1956, and his industry experience includes Brissette Broadcasting and Adams Communications, station groups which he exited after having improved their profitability through increasing sales and cost cutting. Mr. Brissette has owned over 30 television stations during his career. Mr. Brissette is a veteran of the U.S. Army, received his B.S. in Business from Holy Cross College, and attended Western New England Law School.

As of August 18, 2008, the Company entered into a one-year employment agreement with John Oxendine, its chief executive officer. During the term, Mr. Oxendine shall be paid a base salary at the rate of $25,000 per month, retroactive to June 14, 2008 and which accrues until the Company has cash flow in excess of certain projections; provided, however, that accrued amounts shall be paid to Mr. Oxendine no later than October 31, 2008, with salary paid on a regular monthly basis thereafter. Mr. Oxendine also was granted non-qualified options under the Company’s existing stock option plan to purchase (i) 125,000 shares of the Company’s common stock, all of which shall vest on December 13, 2008 and have a per-share exercise price of $0.34 and (ii) an aggregate of 125,000 additional shares of the Company’s common stock, which shall have a per-share exercise price of $0.34, and which shall vest in three installments so long as Mr. Oxendine is then employed by the Company as follows: (x) options to purchase 41,666 shares shall vest at such time as the Company’s current annual operating costs have been reduced by at least $1 million; (y) options to purchase 41,667 shares options shall vest at such time as the Company’s station group is cash flow positive for at least one fiscal quarter and (z) options to purchase 41,667 shares shall vest on June 13, 2009. All options shall vest upon a “Change in Control” as defined in the Company’s 2007 Stock Incentive Plan under which they are granted. The options shall be governed by the stock option agreement in the Company’s customary form under such plan.

Mr. Oxendine also shall be entitled to an aggregate bonus of up to $300,000 payable as follows: (i) 50% of such bonus shall be paid as soon as practicable following consummation by the Company of both (1) sales of Company stations or related licenses having aggregate gross proceeds to the Company of at least $20 million (provided that the currently pending sales to Luken Communications and affiliates thereof shall not be counted towards fulfillment of this provision) and (2) a repurchase of the Company’s former RTN subsidiary by the Company under the option granted to it by Luken Communications; (ii) 25% of such bonus shall be paid as soon as practicable after such time as the Company’s station group is cash flow positive for at least one fiscal quarter; and (iii) 25% of such bonus shall be paid as soon as practicable after such time as the Company has secured at least 20 new C.A.S.H services (a new client being that which was not a C.A.S.H. services client as of the Commencement Date) that average at least $20,000 per month in revenues to the Company. In addition, notwithstanding anything to the contrary contained in the employment agreement, upon any Change in Control occurring after the date of the employment agreement and during the Term of the employment agreement, Mr. Oxendine shall be entitled to (1) continue to receive all base salary payable in the then remaining term, paid in accordance with the Company’s normal payroll and (2) additional payments equal to base salary during the one year period immediately following the end of the then current Term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY MEDIA HOLDINGS CORPORATION

August 22, 2008	By:	/s/ Patrick Doran
Patrick Doran Chief Financial Officer

Exhibit

10.1 Form of Employment Agreement with John Oxendine